EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Paladin Realty Income Properties, Inc.:

We consent to the use of our report dated January 31, 2005, with respect to the consolidated balance sheets of Paladin Realty Income Properties, Inc. and subsidiary as of December 31, 2004 and 2003, included in the prospectus, and to the reference to our firm under the heading “Experts” in this registration statement.

/s/    KPMG LLP

New York, New York

January 17, 2006